Exhibit 99.1

Ramco-Gershenson Announces the Closing of a New $250 Million Credit Facility and the Sale of a Shopping Center

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--May 3, 2011--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has closed on a new $250 million unsecured credit facility arranged by KeyBank Capital Markets. The facility replaces its prior $150 million secured line. The new facility is comprised of a three-year $175 million revolving line of credit and a four-year $75 million term loan. Subject to customary conditions, both the revolving line and the term loan can be extended for one year at the Company’s option. Borrowings under the facility are priced at LIBOR plus 200 to 275 basis points depending on the Company’s leverage ratio. In addition to KeyBank, banks participating in the financing are JPMorgan Chase Bank, Bank of America, Deutsche Bank Trust Company Americas, PNC Bank, RBS Citizens, The Huntington National Bank, and Comerica Bank.

Ramco-Gershenson also announced today that it has closed on the sale of Lantana Shopping Center, a 123,610 square foot shopping center located in Lantana, Florida. The sales price was $16.9 million including the assumption of mortgage debt of $9.5 million. The sale is the first of three centers the Company announced would be sold in 2011.

"With the closing of our new unsecured bank facility, we have reduced our borrowing costs, increased our liquidity, and along with our expanded convertible preferred equity raise significantly enhanced our financial flexibility," said Dennis Gershenson, President and Chief Executive Officer. "The sale of the Lantana center resulted from management’s conclusion that we had maximized the asset’s value. The proceeds from this disposition will be reinvested in assets that have the potential for future growth.”

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan. Our primary business is the ownership and management of shopping centers in targeted markets in the Eastern and Midwestern regions of the United States. At March 31, 2011, the Company owned interests in 89 shopping center properties and one office building that comprise approximately 20.5 million square feet of gross leasable area, of which 15.6 million square feet is owned by the Company and its real estate joint ventures. The properties are located in Michigan, Florida, Ohio, Georgia, Wisconsin, Illinois, Indiana, Virginia, New Jersey, Maryland, Tennessee and South Carolina. For additional information regarding Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry, our continuing to qualify as a REIT and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

CONTACT:
Ramco-Gershenson Properties Trust
Dawn Hendershot, 248-592-6202
Director of Investor Relations and Corporate Communications